Exhibit 10.18

PROMISSORY NOTE

(the “Note”)

$50,000,000.00	New York, New York
January 9, 2012

FOR VALUE RECEIVED, Brown & Brown, Inc. (the “Borrower”), HEREBY PROMISES TO PAY to the order of JPMORGAN CHASE BANK, N.A. (the “Bank”), at its offices located at 270 Park Avenue, New York, New York 10017 or at such other place as the Bank or any holder hereof may from time to time designate, the principal sum of FIFTY MILLION DOLLARS ($50,000,000.00), or such lesser amount as may constitute the outstanding balance hereof, in lawful money of the United States, on the Maturity Date (as hereinafter defined) or earlier as hereinafter referred to, and to pay interest in like money at such office or place from the date hereof on the unpaid principal balance of each advance made hereunder by Bank to Borrower (each such advance, a “Loan” and collectively the “Loans”) (as hereinafter defined) made hereunder at a rate equal to the CB Floating Rate (as hereinafter defined and computed on the basis of the actual number of days elapsed on the basis of a 365-day year) for such Loan, which shall be payable on the date such Loan shall be due and payable (whether at maturity, by acceleration or otherwise) and thereafter, on demand. Interest on any past due amount, whether at the due date thereof or by acceleration or upon default, shall be payable at a rate two percent (2%) per annum above the CB Floating Rate being charged on such Loan, which rate shall be computed for the actual number of days elapsed on the basis of a 365-day year and shall be adjusted as of the date of each such change, but in no event higher than the maximum permitted under applicable law.

Interest

The Bank is authorized to enter on its books and records, which may be electronic in nature, (i) the amount of each Loan made from time to time hereunder, (ii) the date on which each Loan is made, (iii) the date on which each Loan shall be due and payable to the Bank, which date shall be February 3, 2012 (the “Maturity Date”), (iv) the interest rate agreed between the Borrower and the Bank as the interest rate to be paid to the Bank on each Loan, which rate shall be the CB Floating Rate, (v) the amount of each payment made hereunder, and (vi) the outstanding principal balance of the Loans hereunder from time to time. The date, amount, rate of interest and maturity date of each Loan and payment(s) (if any) of principal, the Loan(s) to which such payment(s) will be applied (which shall be at the discretion of the Bank) and the outstanding principal balance of Loans shall be recorded by the Bank on its books and records (which may be electronic in nature) and at any time and from time to time may be, and shall be prior to any transfer and delivery of this Note, entered by the Bank on a schedule to be attached to this Note by the Bank (at the discretion of the Bank, any such entries may aggregate Loans (and payments thereon) with the same interest rate and tenor and, if made on a given date, may show only the Loans outstanding on such date). Any such entries shall be conclusive in the absence of manifest error. The failure by the Bank to make any or all such entries shall not relieve the Borrower from its obligation to pay any and all amounts due hereunder.

Prepayment

The Borrower shall have the right to prepay any Loan prior to the Maturity Date of such Loan.

Discretionary Loans by the Bank

The Bank, pursuant to a letter dated January 9, 2012, has approved an uncommitted line of credit to the Borrower in a principal amount not to exceed the face amount of this Note. The execution and delivery of this Note and the acceptance by the Bank of this Note shall not be deemed or construed to create any contractual commitment to lend by the Bank to the Borrower. The line of credit is in the form of advances made from time to time by the Bank in its sole and absolute discretion to the Borrower. This Note evidences the Borrower’s obligations to repay those advances. The aggregate outstanding principal amount of debt evidenced by this Note is the amount so reflected from time to time in the records of the Bank. Each request for a Loan shall be made by any officer of the Borrower or any person designated in writing by any such officer, all of which are hereby designated and authorized by the Borrower to request Loans and agree to the terms thereof. The Borrower shall give the Bank notice by noon on the day of any proposed borrowing. The principal amount of each Loan shall be prepaid on the earlier to occur of the Maturity Date, or the date upon which the entire unpaid balance hereof shall otherwise become due and payable.

Additional Costs

If any applicable domestic or foreign law, treaty, government rule or regulation now or later in effect (whether or not it now applies to the Bank) or the interpretation or administration thereof by a governmental authority charged with such interpretation or administration, or compliance by the Bank with any guideline, request or directive of such an authority (whether or not having the force of law), shall (i) affect the basis of taxation of payments to the Bank of any amounts payable by the Borrower under this Note or any other agreements or instruments executed in connection herewith or any other Liabilities (“Related Documents”) (other than taxes imposed on the overall net income of the Bank by the jurisdiction or by any political subdivision or taxing authority of the jurisdiction in which the Bank has its principal office), or (ii) impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, Federal Deposit Insurance Corporation deposit insurance premiums or assessments) against assets of, deposits with or for the account of, or credit extended by the Bank, or (iii) impose any other condition with respect to this Note or the other Related Documents and the result of any of the foregoing is to increase the cost to the Bank of extending, maintaining or funding any advances under this Note or to reduce the amount of any sum receivable by the Bank hereunder, or (iv) affect the amount of capital required or expected to be maintained by the Bank (or any corporation controlling the Bank) and the Bank determines that the amount of such capital is increased by or based upon the existence of the Bank’s obligations under this Note or the other Related Documents and the increase has the effect of reducing the rate of return on the Bank’s (or its controlling corporation’s) capital as a consequence of the obligations under this Note or the other Related Documents to a level below that which the Bank (or its controlling corporation) could have achieved but for such circumstances (taking into consideration its policies with respect to capital adequacy) by an amount deemed by the Bank to be material, then the Borrower shall pay to the Bank, from time to time, upon request by the Bank, additional amounts sufficient to compensate the Bank for the increased cost or reduced sum receivable. Whenever the Bank shall learn of circumstances described in this section which are likely to result in additional costs to the Borrower, the Bank shall give prompt written notice to the Borrower of the basis for and the estimated amount of any such anticipated additional costs. A statement as to the amount of the increased cost or reduced sum receivable, prepared in good faith and in reasonable detail by the Bank and submitted by the Bank to the Borrower, shall be conclusive and binding for all purposes absent manifest error in computation.

Indemnity

The Borrower shall (i) indemnify and hold harmless the Bank and its affiliates and their respective officers, directors, employees, advisors, and agents (each, an “indemnified person”) from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Note, the use of the proceeds hereunder or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any indemnified person is a party thereto, and to reimburse each indemnified person upon demand for any legal or other expenses incurred in connection with investigating or defending any of the foregoing, and (ii) to reimburse the Bank and its affiliates on demand for all out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel) incurred in connection with this Note and any related documentation or the administration, amendment, collection, modification or waiver thereof. No indemnified person shall be liable for any special, indirect, consequential or punitive damages in connection with the Note. The Bank shall provide to the Borrower a statement, supported where applicable by documentary evidence, explaining the amount of any such loss or expense, which statement shall be conclusive absent manifest error.

Inability to Determine Interest Rate

If the Bank determines on any day that quotations of interest rates for the relevant deposits referred to in the definition of Adjusted One Month LIBOR Rate (as hereinafter defined) are not being provided for purposes of determining the interest rate on any Loan on any day, then each Loan shall bear interest at the Prime Rate (as hereinafter defined) until the Bank determines that quotations of interest rates for the relevant deposits referred to in the definition of Adjusted One Month LIBOR Rate are being provided.

Events of Default

If (i) there is any failure by the Borrower to pay any principal, interest, fees or other obligations when due under this Note (collectively, “Liabilities”), (ii) there is any other violation or failure to comply with any provision of this Note, (iii) there occurs any material adverse change in the financial condition or results of operations of the Borrower and its subsidiaries, since December 31, 2010, (iv) any litigation is pending or threatened against the Borrower or any of its subsidiaries which would reasonably be expected to result in a material adverse effect on the financial condition or results of operations of the Borrower and/or its subsidiaries, (v) there is a material default under any agreement governing indebtedness of the Borrower or any of its subsidiaries, (vi) any warranty, representation or statement of fact made by the Borrower to the Bank is false or misleading in any material respect, (vii) the Borrower shall be dissolved or shall fail to maintain its existence in good standing, or if the usual business of the Borrower shall be suspended or terminated, (viii) the Borrower merges or consolidates with any third party (other than any merger in the ordinary course of business in which the Borrower is the surviving entity), or sells or otherwise conveys a substantial part of its assets or property to a third party outside the ordinary course of business, grants liens over any substantial part of its property or agrees to do any of the foregoing, (ix) any petition (or similar document or instrument) is filed by or against the Borrower or any of its subsidiaries under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect; or (x) the Borrower or any of its subsidiaries becomes insolvent, howsoever evidenced, or subject to a general assignment for the benefit of creditors or a receiver, conservator, rehabilitator or similar officer is appointed for or on behalf of Borrower (each such event or occurrence an “Event of Default”), then and in any such event, in addition to all rights and remedies of the Bank under applicable law and otherwise, all such rights and remedies cumulative, not exclusive and enforceable alternatively, successively and concurrently, the Bank may, at its option, declare any and all of the amounts owing under this Note to be due and payable, whereupon the maturity of the then unpaid balance hereof shall be accelerated and the same, together with all interest accrued hereon, shall forthwith become due and payable provided, however, that if a bankruptcy event specified above shall have occurred, all amounts owing under this Note shall be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by the Borrower. Further, acceptance of any payments shall not waive or affect any prior demand or acceleration of amounts due hereunder, and each such payment made shall be applied first to the payment of accrued interest, then to the aggregate unpaid principal or otherwise as determined by the Bank in its sole discretion.

Definitions

A.	Adjusted LIBO Rate

“Adjusted LIBO Rate” shall mean an interest rate per annum equal to the product of (i) the LIBO Rate in effect and (ii) Statutory Reserves.

B.	Adjusted One Month LIBOR Rate

“Adjusted One Month LIBOR Rate” shall mean an interest rate per annum equal to the sum of (i) 1.00% per annum plus (ii) the Adjusted LIBO Rate for a one month period on such day (or if such day is not a Business Day, the immediately preceding Business Day); provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate appearing on the Page (as defined in E below) at approximately 11:00 a.m. London time on such day.

C.	Business Day

A “Business Day” shall mean, (i) with respect to the Adjusted One Month Libor Rate, any day other than a Saturday, Sunday or other day on which the Bank is authorized or required by law or regulation to close, and which is a day on which transactions in dollar deposits are being carried on in the London interbank market and in New York City and (ii) for all other purposes, a day other than Saturday, Sunday or any other day in which national banking associations are authorized to be closed.

D.	CB Floating Rate

“CB Floating Rate” shall mean the Prime Rate; provided that the CB Floating Rate shall never be less than the Adjusted One Month LIBOR Rate for a one month period on such day (or if such day is not a Business Day, the immediately preceding Business Day). Any change in the CB Floating Rate due to a change in the Prime Rate or the Adjusted One Month LIBOR Rate shall be effective from and including the effective date of such change in the Prime Rate or the Adjusted One Month LIBOR Rate, respectively.

E.	LIBO Rate

“LIBO Rate” shall mean, for a one month period, the interest rate determined by the Bank by reference to Reuters Screen LIBOR01, formerly known as Page 3750 of the Moneyline Telerate Service (together with any successor or substitute, the “Service”) or any successor or substitute page of the Service providing rate quotations comparable to those currently provided on such page of the Service, as determined by the Bank from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market (the “Page”), to be the rate at approximately 11:00 a.m. London time, two Business Days prior to the commencement of the applicable one month period for dollar deposits with a maturity at the end of such period. If no LIBOR Rate is available to the Bank, the applicable LIBOR Rate for the relevant one month period shall instead be the rate determined by the Bank to be the rate at which the Bank offers to place U.S. dollar deposits having a one month maturity with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such period.

F.	Prime Rate

“Prime Rate” shall mean the rate of interest as is publicly announced by the Bank from time to time as its Prime Rate. The Prime Rate is a variable rate and each change in the Prime Rate is effective from and including the date this change is announced as being effective. THE PRIME RATE IS A REFERENCE RATE AND MAY NOT BE THE BANK’S LOWEST RATE.

G.	Statutory Reserves

“Statutory Reserves” shall mean a fraction (expressed as a decimal, the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including, without limitation, any marginal, special emergency or supplemental reserves) expressed as a decimal) established by the Board of Governors of the Federal Reserve System and any other banking authority to which the Bank is subject, with respect to the Adjusted LIBO Rate, for “Eurocurrency liabilities” as defined in Regulation D. Loans priced at the Adjusted One Month LIBOR Rate shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to the Bank under such Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

Set-Off

The Borrower hereby gives to the Bank a right of set-off against all moneys, securities and other property of the Borrower and the proceeds thereof, now or hereafter delivered to, remaining with or in transit in any manner to the Bank, its correspondents, affiliates (including J.P Morgan Securities Inc.) or its agents from or for the Borrower, whether for safekeeping, custody, pledge, transmission, collection or otherwise or coming into possession, control or custody of the Bank in any way, and also in addition to set-off rights, a lien on and security interest in any balance of any deposit accounts and credits of the Borrower with, and any and all claims of the Borrower against the Bank at any time existing, hereby authorizing the Bank at any time or times, without prior notice, to apply such balances, credits or claims, or any part thereof, to the obligations of the Borrower under this Note in such amounts as it may select, whether contingent, unmatured or otherwise.

Miscellaneous

The Borrower hereby waives diligence, demand, presentment, protest and notice of any kind, and assents to extensions of the time of payment, release, surrender or substitution of security, or forbearance or other indulgence, without notice.

This Note may not be changed, modified or terminated orally, but only by an agreement in writing signed by the party to be charged and consented to in writing by the party hereof.

The Bank reserves the right to assign or sell participations in the Loans or the Note to any entity (including to any Federal Reserve Bank in accordance with applicable law) and to provide any assignee or participant or prospective assignee or participant with information of the Borrower previously received by the Bank, subject to confidentiality requirements. The Borrower’s consent to such assignment or participation is hereby deemed granted.

The Borrower hereby authorizes the Bank and any other holder of an interest in this Note (a “Holder”) to disclose confidential information relating to the financial condition or operations of the Borrower (i) to any director, officer, employee or affiliate of the Bank or any Holder, (ii) to any purchaser or prospective purchaser of an interest in any Loan, (iii) to legal counsel, accountants, and other professional advisors to the Bank or any Holder, (iv) to regulatory officials, (v) as requested or required by law, regulation, or legal process or (vi) in connection with any legal proceeding to which the Bank or any other Holder is a party.

Without limitation of the above, the Borrower is liable to the Bank for all reasonable costs and expenses of every kind incurred (or charged by internal allocation) in connection with the negotiation, preparation, execution, modification, supplementing and waiver of this Note and the Related Documents and the making, and servicing of this Note and the Related Documents and any other amounts owed under this Note and the Related Documents, including without limitation reasonable attorneys’ fees and court costs. These costs and expenses include without limitation any costs or expenses incurred by the Bank in any bankruptcy, reorganization, insolvency or other similar proceeding. In the event the Bank or any holder hereof shall refer this Note to an attorney for collection, the Borrower agrees to pay, in addition to unpaid principal and interest, all the costs and expenses incurred in attempting or effecting collection hereunder, including reasonable attorney’s fees of internal or outside counsel, whether or not suit is instituted.

In the event of any litigation with respect to this Note, THE BORROWER WAIVES THE RIGHT TO A TRIAL BY JURY and all rights of setoff and rights to interpose counter-claims and cross-claims. The Borrower hereby irrevocably consents to the jurisdiction of the courts of the State of Florida and of any Federal court located in the Middle District of Florida, and any appellate court from any appeal thereof, in connection with any action or proceeding arising out of or relating to this Note. The execution and delivery of this Note has been authorized by the Board of Directors and by any necessary vote or consent of the shareholders of the Borrower. The Borrower hereby authorizes the Bank to complete this Note in any particulars according to the terms of the Loan evidenced hereby. This Note shall be governed by and construed in accordance with the laws of the State of Florida applicable to contracts made and to be performed in such State, and shall be binding upon the successors and assigns of the Borrower and inure to the benefit of the Bank, its successors, endorsees and assigns.

If any term or provision of this Note shall be held invalid, illegal or unenforceable the validity of all other terms and provisions hereof shall in no way be affected thereby.

BROWN & BROWN, INC.

By:
Name and Title: